UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2005

TRIZEC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(312) 798-6000

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

     On April 14, 2005, we entered into a Separation Agreement (the “Agreement”) with Mr. Michael J. Escalante in connection with his resignation, effective as of the close of business on March 2, 2005 (the “Resignation Date”), from his position as our Executive Vice President, Portfolio Management & Capital Transactions. Pursuant to the terms of the Agreement, Mr. Escalante has the right to revoke the Agreement in writing within the seven-day period following April 14, 2005 (the “Revocation Period”), in which case all of the obligations under the Agreement will terminate.

     Under the Agreement, Mr. Escalante is entitled to receive cash severance in an aggregate amount equal to $835,000. Of this amount, (i) $420,000 will be payable within three business days following the expiration of the Revocation Period, (ii) $223,333.33 will be payable in 16 equal installments (with the first installment accruing as of March 18, 2005) to be paid in accordance with our regular bi-weekly payroll schedule (the “Salary Continuation”), provided that no such installment will be due until at least three business days following the expiration of the Revocation Period, and (iii) $191,666.67 will be payable in a lump sum within three business days following the date on which the last installment of the Salary Continuation is paid. In accordance with our long term incentive plan, Mr. Escalante will be entitled to exercise, for a three-month period following the Resignation Date, all stock options previously granted to him that had vested on or prior to the Resignation Date. Any and all unvested stock options, restricted stock units or restricted stock rights held by Mr. Escalante as of the Resignation Date were canceled as of such date.

     We have agreed to provide Mr. Escalante with health insurance coverage until the earlier of the date on which the last installment of the Salary Continuation is paid or the date on which he becomes eligible to participate in another group health plan. However, Mr. Escalante’s participation in our equity-based compensation programs and our employee benefit plans terminated as of the Resignation Date. We also have agreed that certain outplacement counseling services will be made available to Mr. Escalante, at a cost to us not to exceed $10,000.

     Pursuant to the Agreement, Mr. Escalante has agreed to maintain the confidentiality of company information and has agreed that he will not, during the two-year period following the Resignation Date, disparage us or engage in any conduct that disrupts or otherwise harms our operations or business reputation. Mr. Escalante also has agreed to cooperate with us in connection with certain corporate matters and any action, proceeding, investigation or litigation involving us. Mr. Escalante will be permitted to pursue a specified business opportunity, as described in the Agreement, provided that he can do so without breaching his obligations of confidentiality and non-disparagement.

     In consideration of the payments and benefits provided to Mr. Escalante under the Agreement, the Agreement contains a standard release of claims by Mr. Escalante in favor of us. In the event that Mr. Escalante files any claim with respect to his employment, compensation or termination of employment, except for a claim for breach of the Agreement or failure to honor the obligations therein, or materially breaches any of the covenants contained in the Agreement, we will have no obligation to make further payments or provide further benefits under the Agreement and Mr. Escalante will be obligated to pay us $50,000 as liquidated damages.

     A copy of the Agreement is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits

       The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.
Date: April 18, 2005	By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Separation Agreement dated April 14, 2005 by and between Trizec Properties, Inc. and Michael J. Escalante.